Exhibit 3.1

ARTICLES OF AMENDMENT

OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

REYNOLDS AMERICAN INC.

Pursuant to Section 55-10-06 of the North Carolina General Statutes, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Amended and Restated Articles of Incorporation:

1. The name of the corporation is Reynolds American Inc.

2. The text of the amendment adopted is as follows:

A new Section (10) is added to ARTICLE EIGHTH of the undersigned corporation’s Amended and Restated Articles of Incorporation that reads as follows:

“(10) The vote required for election of a director at any meeting of shareholders for the election of directors at which a quorum is present (other than a Contested Election (as defined below)) shall be the vote of a majority of the votes cast with respect to that director’s election. In a Contested Election, directors shall be elected by a plurality of the votes in accordance with § 55-7-28 (or any successor provision) of the North Carolina Business Corporation Act. For purposes of this Section, a “vote of the majority of the shares cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director’s election. A “Contested Election” means an election for directors at a meeting of shareholders for the election of directors at which a quorum is present for which there are more nominees for election to the Board of Directors than open directorships on the Board of Directors to be filled pursuant to that election.”

3. The foregoing amendment was approved by shareholder action as required by Chapter 55 of the North Carolina General Statutes on May 3, 2012.

4. These Articles of Amendment will be effective upon filing.

This the 3rd day of May, 2012.

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
Name:	McDara P. Folan, III
Title:	Senior Vice President, Deputy General Counsel and Secret